Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273752

PROSPECTUS SUPPLEMENT NO. 14
(to prospectus dated September 12, 2023)

NAUTICUS ROBOTICS, INC.
Up to 1,890,066 Shares of Common Stock
___________________________________

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 12, 2023 (the “Prospectus”), with the information contained in our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2024 (the “Proxy Statement”). Accordingly, we have attached the Proxy Statement to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of up to an aggregate 1,890,066 shares (“Resale Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of Nauticus Robotics, Inc., a Delaware corporation (the “Company” and, together with the Selling Securityholders, the “RRA Parties”). The Resale Shares were issued to the Selling Securityholders pursuant to and in consideration of the RRA Parties’ agreements set forth in the RRA Amendment (as defined in the Prospectus), including with respect to and in full satisfaction of certain liquidated damages provided for under the RRA (as defined in the Prospectus).

We will bear all costs, expenses and fees in connection with the registration of the Resale Shares and will not receive any proceeds from the sale of the Resale Shares. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their respective sales (if any) of the Resale Shares.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, any may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “KITT.” The closing price of our Common Stock on May 6, 2024 was $0.1782 per share.

We are an “emerging growth company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 6, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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NAUTICUS ROBOTICS, INC.
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Notice of Annual Meeting of Shareholders

To be Held May 28, 2024 at 12:00 pm CDT

Fellow Shareholders,

The 2024 Annual Meeting of Shareholders (the “Meeting”) of Nauticus Robotics, Inc. (“Nauticus,” “we,” “our,” “us,” or the “Company”) will be held on May 28, 2024 at 12:00 pm CDT. The Meeting will be conducted at 1301 McKinney Street, Suite 5100, Houston, Texas 77010. At the Meeting, shareholders will be asked to consider and vote on the following matters:

1.    The election of two Class II directors, to serve until the Company’s annual meeting to be held in 2027;
2.    The Ratification of Whitley Penn, LLP as our independent registered accounting firm; and
3.    An amendment to the Company’s 2022 Incentive Plan to increase the number of available shares to 25,000,000.

These items are more fully described in the following pages, which are made part of this notice. Shareholders of record at the close of business on April 16, 2024 are entitled to notice of and to vote at the Meeting or any adjournments, postponements or continuation thereof.

We intend to mail a Notice of Annual Meeting of Shareholders (the “Notice”), proxy materials and our 2023 Annual Report (which includes our 2023 Annual Report on Form 10-K). We expect our 2023 Annual Report and proxy materials to be available on or about April 29, 2024. You will need the control number printed on your Notice, proxy card or voting instruction card in order to vote. A list of shareholders of record will be available during the Meeting for inspection by shareholders for any legally valid purpose relating to the Meeting.

Your vote is very important. We urge you to review the proxy materials and vote as soon as possible, whether or not you plan to attend the Meeting. Important Notice Regarding the Availability of Proxy Materials: This Notice of Annual Meeting of Shareholders, the Proxy Statement and the 2023 Annual Report are available free of charge at the “Investor Relations” section of our website at www.nauticusrobotics.com.

On behalf of the Board and the executive team of the Company, I thank you for your support and participation.

By Order of the Board of Directors,
Nicholas J. Bigney
Corporate Secretary

April 29, 2024

PROXY STATEMENT SUMMARY

This summary highlights information that is contained elsewhere in this proxy statement (the “Proxy Statement”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. This Proxy Statement and the related proxy materials were first released to shareholders and made available on the internet on or about April 29, 2024.

Annual Meeting of Shareholders

When:	May 28, 2024 at 12:00 pm CDT
Where:	1301 McKinney Street, Suite 5100, Houston, Texas 77010
Who:	Shareholders of record at close of business on April 16, 2024 will be eligible to vote.
What:	We are asking shareholders to vote on the following three items:

Item up for Vote	Board’s Voting Recommendation	Page Reference
Election of Class II Directors, to serve until the 2027 Annual Meeting of Shareholders (Item 1)	For Each Candidate	10
Ratification of the appointment of Whitley Penn LLP as the Company’s independent auditor for 2024 (Item 2)	For	16
Approval of an amendment to the Company’s 2022 Omnibus Incentive Plan (Item 3)	For	18

Cautionary Statements

This Proxy Statement contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are not historical facts, but instead represent the current assumptions and beliefs regarding future events many of which, by their nature, are inherently uncertain and outside the Company’s control. The forward-looking statements contained in this Proxy Statement are based on information available as of the date of this Proxy Statement. The forward-looking statements relate to future industry trends and economic conditions, forecast performance or results of current and future initiatives and the outcome of contingencies and other uncertainties that may have a significant impact on the Company’s business, financial condition, future operating results and liquidity. These forward-looking statements generally are identified by words including but not limited to, “anticipate,” “believe,” “estimate,” “commit,” “budget,” “aim,” “potential,” “schedule,” “continue,” “intend,” “expect,” “plan,” “forecast,” “project” and similar expressions, or future-tense or conditional constructions such as “will,” “may,” “should,” “could” and “would,” or the negative thereof or other variations thereon or comparable terminology. The Company cautions that these statements are merely predictions and are not to be considered guarantees of future performance. Forward-looking statements are based upon current expectations and assumptions that are subject to risks and uncertainties that can cause actual results to differ materially from those projected, anticipated or implied. A detailed discussion of potential risks and uncertainties that could cause actual results and events to differ materially from forward-looking statements include, but are not limited to, those discussed in Part I, Item 1A — “Risk Factors” of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 10, 2024 and periodically in subsequent reports filed with the SEC. The Company has no obligation, and we disclaim any obligation, to publicly update or revise any forward-looking statements, whether as a result of new information or future events, except as required by law.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

We are providing this Proxy Statement in connection with the solicitation of proxies by our Board for use at the Meeting. We plan to mail the proxy materials and our 2023 Annual Report on Form 10-K (the “Annual Report”). Our Annual Report and proxy materials are first being made available on or about April 29, 2024.

Date, Place and Time of Meeting

The Meeting will be held on May 28, 2024 at 12:00 pm Central Time. The Meeting will be held at 1301 McKinney Street, Suite 5100, Houston, Texas 77010.

Record Date

The record date for the Meeting is April 16, 2024. Shareholders of record at the close of business on April 16, 2024 will be entitled to vote at the Meeting. At of the close of business on April 16, 2024, we had 62,320,427 shares of common stock outstanding. Each share of common stock is entitled to one vote on each item. Shareholders may not cumulate votes.

Attending the Meeting

The Meeting will be held at 1301 McKinney Street, Suite 5100, Houston, Texas 77010. Please allow ample time for check-in by attending the Meeting fifteen minutes early. If a bank, brokerage firm or other nominee holds your shares, you should contact that organization for additional information.

Delivery of Proxy Materials

We are mailing proxy materials to our shareholders on or about April 29, 2024. In addition, all shareholders will have the ability to access the proxy materials over the Internet at our website at www.nauticusrobotics.com.

Items of Business

There are three items scheduled to be voted on at the Meeting:

Item up for Vote	Board’s Voting Recommendation	Page Reference
Election of Class II Directors, to serve until the 2027 Annual Meeting of Shareholders (Item 1)	For Each Candidate	10
Ratification of the appointment of Whitley Penn LLP as the Company’s independent auditor for 2024 (Item 2)	For	14
Approval of an amendment to the Company’s 2022 Omnibus Incentive Plan (Item 3)	For	16

Quorum and Voting Requirements

A quorum is required to conduct business at the Meeting. The holders of a majority of the Company’s issued and outstanding shares that are entitled to vote are required to be present, or represented by proxy, in order to constitute a quorum at the Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum.

Each of the director nominees will be elected by a majority of the votes cast with respect to the nominee so long as the number of nominees for election equals the number of directors to be elected (an “Uncontested Election”). For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a nominee’s election must exceed 50% of the votes cast “for” or “against” with respect to that nominee’s election, excluding abstentions. Broker non-votes will not count as votes cast with respect to that nominee’s election. If the number of nominees for director at a meeting of shareholders exceeds the number of directors to be elected at such meeting, directors shall be elected by a plurality of the votes cast at such meeting.

The proposals regarding the appointment of Whitley Penn LLP as our independent auditor and the amendment to our 2022 Incentive Plan must receive an affirmative vote of a majority of the total votes cast with respect to this proposal at the Meeting. This means that the votes that our shareholders cast “for” this proposal must exceed the votes that our shareholders cast “against” this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Broker non-votes occur when nominees, such as brokers and banks holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent will nevertheless be entitled to vote your shares of common stock in its discretion on “routine matters” and may give or authorize the giving of a proxy to vote the shares of common stock in its discretion on such matters. Proposal 2 is considered a “routine matter” and all the other proposals described herein are considered “non-routine matters.”

Voting Procedures

Holders of our common stock may hold shares either beneficially through a broker or bank, or directly in their own name. If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record of those shares. As a shareholder of record, you may vote directly at the Meeting, by proxy, by internet, by telephone or by mail by following the instructions provided in our proxy materials. If a bank, brokerage firm or other nominee holds your shares, you should contact that organization for additional information.

Proxy Solicitation Costs

We will pay the cost of printing and mailing proxy materials, but we will not pay a fee to any of our officers or employees as compensation for soliciting proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by phone, email or personally.

Revoking your Proxy

If you are a shareholder of record, whether you give your proxy over the Internet, by telephone or by mail, you may revoke it at any time before it is exercised. You may enter a new vote by voting online at the virtual meeting, electronically, by mail or by telephone so long as it is received prior to the Meeting. If you hold your shares beneficially, you must follow the instructions provided by your broker or nominee as to whether and how you may revoke your proxy. Attending the Meeting alone will not revoke your proxy.

Voting Results

We will announce preliminary voting results during the Meeting and report the final voting results within four business days of the Meeting on a Current Report on Form 8-K. You can access that Current Report on Form 8 -K and our other SEC filings at our website at www.nauticusrobotics.com or at the SEC’s website at www.sec.gov. The information provided on those websites is for information purposes only and is not incorporated by reference in this Proxy Statement.

CORPORATE GOVERNANCE

We are committed to conducting our business in accordance with the highest level of ethical and corporate governance practices. From time to time, we review our governance practices and take actions to address changes related to regulatory requirements and best practices. Below is a description of some of the key matters related to our corporate governance practices.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to promote the healthy function of our Board and its committees, and to set forth a common set of expectations on Board performance. A copy of these guidelines is available on our website at www.nauticusrobotics.com. The information on our website is not a part of this Proxy Statement.

Code of Business Conduct and Ethics

We are committed to conducting our business legally and ethically, and have adopted a Code of Business Ethics and Conduct that governs the behavior of our directors, officers and employees and sets forth standards for conflict of interest, compliance with laws, methods for reporting, and other corporate activities. A copy of our Code of Business Ethics and Conduct is available on our website at www.nauticusrobotics.com. The information on our website is not a part of this Proxy Statement.

Board Structure

The Board’s size and makeup is intended to facilitate meaningful discussion and allow for diverse perspectives. The balance of these perspectives on our Board is more important than any specific size target.

Our Board is currently comprised of seven directors. The Board has determined, as of the record date that six of our seven directors are independent, as defined by the Nasdaq Capital Market (“Nasdaq”) and the SEC (see “Director Independence” below). Dr. Lisa Porter serves as the Chairman of the Board. Our Board is classified, which means that every director stands for election once every three years at the annual meeting of shareholders.

Our Nominating and Corporate Governance Committee is committed to ensuring that the Company recruits directors from a diverse pool of candidates. In addition to experience and background, the Nominating and Corporate Governance Committee considers ethics and standards and the diversity of views the directors represent.

Risk Management

The Board has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s operations, liquidity and associated risks. The Compensation Committee is responsible for overseeing the management of risks related to the Company’s executive compensation programs, the Audit Committee oversees the management of financial risks and SEC reporting, and the Nominating and Corporate Governance Committee manages risks associated with director independence and potential conflicts of interest. While each committee is responsible for evaluating certain risk and overseeing the management of those risks, the entire Board is regularly informed through committee reports.

Board Committees

Our Board currently has three standing committees, each of which has specific responsibilities as described below:

Audit Committee	Chair: William H. Flores
Members: Joseph W. Dyer, Eli Spiro
Primary Responsibilities:
•Selecting, retaining, compensating, overseeing and terminating our independent public accounting firm;
•Reviewing and approving the scope and plans for the audits and the audit fees, and approving all non-audit and tax services to be performed by the independent auditor;
•Evaluating the independence and qualifications of the independent auditor;
•Reviewing our financial statements, and discussing with management and our independent auditor the results of the annual audit and quarterly reviews;
•Discussing with management the presentation of financial information and reviewing earnings releases and guidance;
•Overseeing the design, implementation and performance of the internal audit function; and
•Reviewing, approving and monitoring related party transactions.

Compensation Committee	Chair: Eli Spiro
Members: Jim Bellingham, Adam Sharkawy
Primary Responsibilities:
•Reviewing, approving or making recommendations to the Board regarding the compensation for our executive officers;
•Reviewing, approving and administering our employee benefit and equity incentive plans;
•Establishing and reviewing the compensation plans and programs of our employees, and ensuring they are consistent with our general compensation strategy;
•Approving or making recommendations to the Board regarding the creation or revision of any clawback policy;
•Making recommendations to the Board regarding non-employee director compensation; and
•Overseeing regulatory compliance for compensation matters.

Nominating and Corporate Governance Committee	Chair: Joseph W. Dyer
Members: William H. Flores, Adam Sharkawy
Primary Responsibilities:
•Reviewing, assessing and making recommendations to the Board regarding qualifications, expertise and characteristics of Board members;
•Establishing procedures for the submission of candidates for election to the Board;
•Conducting a period review of succession planning for executive management;
•Reviewing and making recommendations to the Board regarding composition, organization and governance of the Board and its committees;
•Developing and recommending to the Board corporate governance guidelines and periodically reviewing their application;
•Overseeing governance matters;
•Overseeing the evaluation of the performance of the Board and its committees; and
•Administering policies and procedures for communication with the non-management members of the Board.

The charters adopted for the Audit, Compensation and Nominating and Governance Committees are available on our website, www.nauticusrobotics.com. These charters describe each committee’s resources, responsibilities and authority in greater detail. The information on our website is not part of this Proxy Statement.

Director Independence

Nasdaq, the SEC and our Corporate Governance Guidelines require that that a majority of our directors, and that all of the members of our Audit, Compensation and Nominating and Corporate Governance Committees, are independent, using the criteria established by

Nasdaq and the SEC. The Board makes a determination annually of the independence of each director. For 2024, the Board has determined that all nominees other than Mr. Gibson are independent using the criteria established by Nasdaq and the SEC.

Meetings and Director Attendance

During 2023, the Board met 12 times, the Audit Committee met four times, the Compensation Committee met four times, and the Nominating and Corporate Governance Committee met four times. All directors attended at least 75% of the Board meetings and the meetings of committees of which they were a member. The Company does not have a formal policy requiring members of the Board to attend the Meeting, although all directors are strongly encouraged to attend.

Certain Relationships and Related Party Transactions

Nauticus generally does not engage in transactions or relationships involving a related person which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC unless approved through the proper procedures. Any such transaction requires the approval of the Audit Committee. No director may participate in the review or voting of any transaction in which he or she is a related party. We had the following related party transactions since January 1, 2022:

Related Party Loans

On March 23, 2022, CleanTech Acquisition Corp., our predecessor entity (“CLAQ”) entered into a Promissory Note with CleanTech Sponsor I LLC (“CleanTech Sponsor”) pursuant to which CLAQ could borrow up to an aggregate of $267,000. On March 23, 2022, CLAQ drew down $267,000 under this promissory note. On May 5, 2022, CLAQ entered into a Promissory Note with CleanTech Investments, LLC (“Cleantech Investments”) pursuant to which CLAQ could borrow up to an aggregate of $133,000. On May 5, 2022, CLAQ drew down $133,000 under this promissory note. On July 18, 2022, CLAQ entered into a Promissory Note with CleanTech Sponsor and CleanTech Investments for $300,000 and $150,000, respectively. All these promissory notes are non-interest bearing and payable upon the earlier of (i) completion of the initial business combination with CLAQ or (ii) the date on which CLAQ determines that it is unable to effect a business combination. CleanTech Investments is an affiliate of Chardan Capital Markets, LLC (“Chardan”), and our former director, Mr. Jonas Grossman, is the Managing Partner and President of Chardan. Eli Spiro, one of our directors, is the managing member of CleanTech Sponsor I LLC.

Private Warrants

On the date of CLAQ’s initial public offering (the “IPO”), CLAQ consummated in a private placement the sale of 4,333,333 warrants (the “Private Warrants”) at a price of $1.00 per warrant to the CleanTech Sponsor and 2,166,667 Private Warrants to CleanTech Investments, generating total gross proceeds of $6,500,000. In connection with the underwriters’ exercise of their over-allotment option, CLAQ also consummated the sale of an additional 450,000 Private Warrants to CleanTech Sponsor and 225,000 Private Warrants at $1.00 per Private Warrant to CleanTech Investments, generating additional gross proceeds of $675,000. Each Private Warrant is exercisable to purchase one share of Common Stock of CLAQ at $11.50 per share.

September Term Loan Agreement
On September 18, 2023, the Company entered into a convertible senior secured term loan agreement (the “Term Loan Agreement”) with ATW Special Situations II LLC as collateral agent (in such capacity, the “Collateral Agent”) and lender, and Transocean Finance Limited, ATW Special Situations I LLC, Material Impact Fund II, L.P (“Material Impact”), and RCB Equities #1, LLC, as lenders. The Convertible Senior Secured Term Loan Agreement provides the Company with up to $20.0 million of secured term loans. On December 31, 2023, the Company, entered into an amendment to the Term Loan Agreement which provided the Company with an incremental loan in the aggregate principal amount of $695,000. On January 30, 2024, Nauticus Robotics, Inc., a Delaware corporation (the “Company”), entered into a second amendment to the Term Loan Agreement, which provided the Company with an incremental loan in the aggregate principal amount of $3,753,144. Our director, Adam Sharkawy, is the managing partner and founding member of Material Impact Fund II, L.P. In addition, Mark L. Mey, who was our director until December 18, 2023, is the Chief Financial Officer of Transocean Inc., the parent company of Transocean Finance Limited.
January Term Loan Agreement
On January 30, 2024, the Company also entered into a senior secured term loan agreement (the “January Term Loan Agreement”) with ATW Special Situations Management LLC, as collateral agent (in such capacity, the “Collateral Agent”) and lender, and ATW Special Situations III LLC (“ATW III”), Material Impact, VHG Investments LLC, ATW II LLC and ATW I LLC, as lenders. The January Term Loan Agreement provides the Company with an aggregate $9.55 million of secured term loans. The Loans bear interest at the rate of 15% per annum, payable quarterly in arrears on the first day of each calendar quarter commencing April 1, 2024. Our director, Adam Sharkawy, is the managing partner and founding member of Material Impact Fund II, L.P.

January Warrant & Debenture Agreement Restructuring
On January 30, 2024, the Company and certain of its subsidiaries entered into an Amendment and Exchange Agreement with Material Impact, pursuant to which Material Impact transferred its existing 5% Original Issue Discount Senior Secured Convertible Debentures to the Company in exchange for new debentures (“New Debentures”) in the aggregate principal amount of $5,102,000. The New Debentures provide for, among other items: (a) an interest rate of 5% per annum, payable quarterly in shares of the Company’s common stock (if the conditions described therein are met) and/or in cash, at the Company’s option; (b) conversion by the holder into shares of the Company’s common stock at any time (subject to limitations on conversion described therein); (c) a conversion price of $0.4582 (subject to adjustment as provided therein) with shares of the Company’s common stock issuable on conversion determined by dividing 120% of the applicable “conversion amount” (as defined in the New Debenture) by the conversion price; (d) prior to the date of sale of the Company’s common stock (or equivalents) in one or in a series of transactions resulting in net cash proceeds to the Company of at least $30 million, an alternate conversion price at the lower of (1) $0.4582 (subject to adjustment as provided therein) and (2) the greater of a floor price of $0.0878 (subject to adjustment as provided therein) and 98% of the lowest VWAP of the Company’s shares of commons stock during the applicable 10-trading day period (subject to payment in cash if the applicable VWAP calculation is less than the floor price), and an interest conversion rate of 90% of such alternate conversion price; and (d) an option by the holder to extend the maturity date by an additional year. Our director, Adam Sharkawy, is the managing partner and founding member of Material Impact Fund II, L.P.

On January 31, 2024, the Company and certain of its subsidiaries and Material Impact Fund, as a holder of warrants issued pursuant to that certain Securities Purchase Agreement dated as of December 16, 2021, as amended, entered into Nauticus Second Lien Restructuring Agreements (the “Second Lien Restructuring Agreements”). Among other things, the Second Lien Restructuring Agreements provided for (a) a voluntary adjustment of the warrants exercise price to $0.0001 for the remaining term of the warrants as permitted under the warrants, and (b) the Investor of certain provisions of the warrants, in part, such that the aggregate shares of the Company’s common stock issuable upon exercise of the warrants (after giving effect to the exercise price adjustment above) would be 258,621 shares less in the aggregate than otherwise. Our director, Adam Sharkawy, is the managing partner and founding member of Material Impact Fund II, L.P.

Relationship with Flexible Consulting, LLC

Victoria Hay, our Interim Chief Financial Officer, is the owner and President of Flexible Consulting, LLC. Mrs. Hay serves as our Interim Chief Financial Officer on a consulting basis pursuant to an arrangement with Flexible Consulting, LLC. Since January 2023, the Company has engaged Flexible Consulting, LLC to provide it with accounting and finance services relating to its quarterly reporting and mergers/acquisitions activity. The total value of services provided from Flexible Consulting, LLC to the Company during this engagement, inclusive of amounts paid in respect of Mrs. Hay’s service as our Interim Chief Financial Officer, is $758,053.

Family Relationships

There are no family relationships among any of our executive officers or any of our directors.
Communication with the Board

Shareholders and other persons who wish to communicate with the Board, or with any individual director, may do so by writing and sending the correspondence to Nauticus Robotics, Inc., 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598, Attn: Board of Directors. These communications are sent directly to the appropriate Board member.

Anti-Hedging and Pledging

Directors, officers and employees are prohibited by our Insider Trading Policy from hedging transactions related to our securities. This includes prohibitions on short-selling, options (other than those granted as compensation), puts or calls, swaps, collars, forwards, futures and other similar derivative transactions. Directors, officers and employees are also prohibited from pledging our securities or engaging in margin transactions related to our securities.

BOARD AND BOARD COMMITTEES

There are currently seven positions on our Board. Our Board is classified so not all positions stand for election at each annual meeting of shareholders. Our current Board members are listed below. The standing committees for our Board are the Audit, Compensation, and Nominating and Corporate Governance Committees, designated by A, C, and G in the chart below respectively. Dr. Porter serves as our Chair.

				Committee Membership
	Age	Ind	Class	A	C	G
Dr. Jim Bellingham	61	✓	I		M
Executive Director, Johns Hopkins Institute for Assured Autonomy
Joseph W. Dyer	76	✓	II	M		C
President, Chief Operating Officer and Chief Strategy Officer, iRobot (ret).
William H. Flores[1]	70	✓	III	C		M
Chair & CEO, Serolf Technologies LLC
John W. Gibson, Jr.	65		II
CEO and President, Nauticus Robotics, Inc.
Dr. Lisa J. Porter	56	✓	II
Co-Founder and Co-President, LogiQ, Inc.
Dr. Adam Sharkawy	58	✓	I		M	M
Founder and Managing Partner, Material Impact
Eli Spiro	52	✓	II	M	C
Chief Executive Officer, Axxcess Capital Partners
1 - Audit Committee Financial Expert    C - Chair of Committee    M - Member of Committee

Board Diversity Matrix
	As of April 29, 2024		As of March 13, 2023
Part I: Gender Identity	Female	Male	Female	Male
Directors	1	6	1	7
Part II: Demographic Background	Female	Male	Female	Male
White	1	5	1	7
Hispanic or Latinx	0	1	0	0

ITEM 1:    ELECTION OF DIRECTORS

Our Board is divided into classes, so not all director positions are up for election every year. The Board has nominated the following candidates for director:

Name	Board Member Since	Primary Occupation	Age
John W. Gibson, Jr.	2022	CEO and President, Nauticus Robotics, Inc.	65
Eli Spiro	2022	Chief Executive Officer, Axxcess Capital Partners	52

On April 16, 2024, Dr. Lisa Porter and VAdm. Joseph Dyer notified the Board that they would not be standing for re-election and would step down at the expiration of their terms at the Meeting. The Company wishes to thank Dr. Porter and VAdm. Dyer for their exceptional service, professionalism and guidance during since their appointments in 2022, and in particular Dr. Porter’s service as Chair of the Board and VAdm. Dyer’s service as chair of the Nominating and Corporate Governance Committee. The Board has approved a reduction in size to five directors at the conclusion of the Meeting as a result.

In recommending this slate of candidates the Board and the Nominating and Corporate Governance Committee has taken into account the nominees’ experience, their expertise, their ethics and standards, and the diversity of views that this slate of candidates represents. A description of the candidates’ individual qualifications can be found in the following section “Director Nominees”.

Each nominee has indicated approval of his or her nomination, and his or her willingness to serve if elected. If any nominee for election becomes unable to serve before the Meeting (which we do not expect), the persons named as proxies may vote for a substitute nominee or nominees, as may be designated by the Board prior to the Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED ABOVE.

DIRECTOR NOMINEES

The nominees for directors are incumbents that are up for reelection. Highlights of their background and service on our board to date are described below:

John W. Gibson, Jr.	Age: 65
Director since 2022
EXPERIENCE	EDUCATION
•CEO and President of Nauticus Robotics, Inc.*
•Chairman, CEO and President, Flotek Industries, Inc.
•President and CEO, Tervita Corporation
•Chairman, Energy Technology, Tudor, Pickering, Holt and Company
•President and CEO, Paradigm B.V.
•President and CEO, Landmark Graphics Corporation
•President, Halliburton Energy Services
•Director, Orocobre Limited
•Director, BluWare, Inc.
•Director, I-Pulse Inc.
•Master of Science in Geology, University of Houston •Bachelor of Science in Geology, Auburn University
BOARD ROLES
•Audit Chair from September 2022 to September 2023 •Member of Nominating and Corporate Governance Committee from September 2022 to September 2023
*Current Role

Eli Spiro	Age: 52
Director since 2022
EXPERIENCE	EDUCATION
•Chief Executive Officer, Axxcess Capital Partners*
•Vice President, Financial Institutions Group, Goldman Sachs
•Managing Director & National Sales Manager, GE Commercial Finance
•Director, JourneyPure, LLC
•LLB/MBA, Osgoode Hall Law School & Schulich School of Business •B.AS., Business Administration, York University
BOARD ROLES
•Compensation Committee Chair since 2022 •Member of Audit Committee since 2022
*Current Role

Biographies of Other Directors

The following are the biographies of our incumbent directors that are either continuing in service on the Board or that have elected to not stand for election at the Meeting:

Jim Bellingham	Age: 61
Director since 2022
EXPERIENCE	EDUCATION
•Bloomberg Distinguished Professor, Johns Hopkins University*
•Executive Director, Institute for Assured Autonomy*
•Founding Director, Center of Marine Robotics, Woods Hole Oceanographic Institute
•Founder, Autonomous Underwater Vehicles Laboratory, MIT
•Co-founder, Bluefin Robotics
•Director of Engineering and Chief Technologist, Monterey Bay Aquarium Research Institute
•Ph.D., M.S., B.S., Physics, Massachusetts Institute of Technology
BOARD ROLES
•Member of Compensation and Nominating and Corporate Governance Committees since 2022
*Current Role

Joseph W. Dyer	Age: 76
Director since 2022
EXPERIENCE	EDUCATION
•President, Chief Operating Officer and Chief Strategy Officer, iRobot
•Chair, NASA Aerospace Safety and Advisory Panel
•Vice Admiral (ret.), United States Navy
•Commander, Naval Air Warfare Center, Aircraft Division
•Elected Fellow, Society of Experimental Test Pilots
•Member, National Academy of Public Administration

•Master’s Degree, Finance, Naval Postgraduate School •B.S., Chemical Engineering, North Carolina State University
BOARD ROLES
•Nominating and Corporate Governance Committee Chair since 2022 •Member of Audit Committee since 2022

William H. “Bill” Flores	Age: 70
Director since 2023
EXPERIENCE	EDUCATION
•Chair and CEO, Serolf Technologies LLC*
•Vice Chair and Chair of Finance and Audit Committee, ERCOT*
•Director, CO2 Energy Transition LLC*
•Strategic Advisory Board, Veriten LLC*
•Board of Trustees, Houston Christian University (f/k/a Houston Baptist University)*
•Other Advisory Boards - Congressional Hispanic Leadership Institute, American Council for Capital Formation, Private Enterprise Research Council, KBH Energy Center at the University of Texas - Austin, Texas A&M Energy Institute*
•Member of the U.S. House of Representatives, Texas’ 17th Congressional District, 2011-2021
•Chief Executive Officer, Phoenix Exploration Company, 2005-2009
•Certified Public Accountant

•Masters in Business Administration, Houston Christian University •B.B.A., Accounting, Texas A&M University
BOARD ROLES
•Audit Committee Chair since 2023 •Member of Nominating and Corporate Governance Committee since 2023
*Current Role

Lisa J. Porter	Age: 56
Director since 2022
EXPERIENCE	EDUCATION
•Co-Founder, LogiQ, Inc.*
•Deputy Under Secretary of Defense for Research and Engineering
•Executive Vice President, In-Q-Tel
•Director, IQT Labs
•President, Teledyne Scientific & Imaging
•Founding Director, Intelligence Advanced Research Projects Activity in the Office of the Director of National Intelligence
•Associate Administrator, Aeronautics Research Mission Directorate, NASA
•Program Manager & Senior Scientist, DARPA
•Ph.D., Applied Physics, Stanford University •B.S., Nuclear Engineering, Massachusetts Institute of Technology
BOARD ROLES
•Board Chair since 2022
*Current Role

Adam Sharkawy	Age: 58
Director since 2022
EXPERIENCE	EDUCATION
•Founder and Managing Partner, Material Impact*
•Director, Soft Robotics, Inc., Orbion Space Technologies, 6K, LynQ, NextGen Jane, BloomerTech, Nohbo and JumpAero.*
•Senior Vice President and Head of Surgery and Perioperative Care Global Business Unit, The Medicines Company
•Founder, Ventrica, Inc.
•Founder, Ventrigraft GMBH
•Ph.D., Biomaterials/Biomedical Engineering, Duke University •M.S., Mechanical Engineering, Texas A&M University •B.S., Mechanical Engineering, American University
BOARD ROLES
•Member of Compensation and Nominating and Corporate Governance Committees since 2022
*Current Role

The above biographical and other information for our directors is current as of April 29, 2024.

The Board is committed to ensuring that the composition of the Board reflects the appropriate level of diverse viewpoints and experience, taking into account gender, race, ethnicity, experience and background. The Board is committed to filling subsequent open or new director positions with candidates representing those diverse viewpoints and experience.

DIRECTOR COMPENSATION

Board members receive cash compensation as follows:

•Annual retainer of $50,000 for service on the Board;
•Annual retainer of $25,000 for services as the chair of the Board, $15,000 for service as chair of the Audit Committee, and $10,000 for service as chair of the Compensation Committee or Nominating and Corporate Governance Committee;
•Annual cash retainer of $5,000 per committee for service as a member of one of the three standing committees

Directors are permitted to take the cash portion of their compensation in restricted stock if they choose.

The members of the Board also receive an annual grant of restricted stock equal to a market value of $150,000 ($175,000 for the Chair). The amount of the restricted stock is calculated by using a 20-day volume weighted average price on the date of the grant. The restricted stock vests on the one year anniversary of the grant or on the date of the annual meeting of shareholders following the grant, whichever is earlier. Directors do not receive fees for attending Board or committee meetings.

In November 2023, all non-employee directors were granted a one-time award of restricted stock units, vesting at the earlier of one year and the date of the Meeting. This award was prorated to match the period between vesting of the original director grant (which vested in October 2023) and the anticipated time of the annual meeting. This was intended to ensure that non-employee directors received the appropriate grant for the time served and to align interests between directors and shareholders. Future grants are expected to be granted at each annual meeting and vest at the following annual meeting, in accordance with the Company’s non-employee director compensation plan and usual market practice.

Mr. Gibson was compensated for serving on the Board until September 26, 2023, the date he was appointed as President. From and after that time, Mr. Gibson has not and is not compensated for serving on the Board.

The following table provides the 2023 compensation of the non-employee directors:

Name	Fees earned or paid in cash	Stock awards[5]	Total
Jim Bellingham	$55,151	$85,735	$140,886
Joseph W. Dyer	$65,178	$85,735	$150,913
William H. Flores[1]	$17,644	$85,735	$103,379
John W. Gibson, Jr.[2]	$64,932	$—	$64,932
Mark L. Mey[3]	$50,137	$85,735	$135,872
Lisa J. Porter	$75,205	$100,025	$175,230
Nicolaus A. Radford[4]	$—	$—	$—
Adam Sharkawy	$60,164	$85,735	$145,899
Eli Spiro	$65,178	$85,735	$150,913

1    Mr. Flores joined the Board on September 26, 2023. For more information on Mr. Flores’ appointment, please see the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2023.
2    Amounts for Mr. Gibson reflect compensation as a director prior to his appointment as President on September 26, 2023. For more information on Mr. Gibson’s appointment, please see the Company’s Current Report on Form 8-K filed with the SEC on October 2, 2023.
3    Mr. Mey tendered his resignation as a director on December 18, 2023. For more information, please see the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2023.
4    Mr. Radford ceased to be a director on January 4, 2024, contemporaneous with his departure from the Company. For more information, please see the Company’s Current Report on Form 8-K filed with the SEC on January 5, 2024.
5.    Stock awards reflect a prorated grant in November 2023, matching the period between vesting of the prior equity grant and the anticipated time until the 2024 annual meeting. From 2024 onwards, grants are expected to be made at the time of the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, EXECUTIVE OFFICERS AND DIRECTORS

The following table provides the beneficial ownership of Common Stock as of April 16, 2024 for (i) each named executive officer set forth in the Summary Compensation Table below, (ii) each of the Company’s directors (including each nominee), (iii) all of the Company’s current executive officers and directors as a group, and (iv) each other person known by the Company to be a beneficial owner of more than 5% of our outstanding Common Stock. The beneficial ownership percentages set forth in the table below are based on 62,320,427 shares of Common Stock issued and outstanding as of April 16, 2024 and assumes exercise of warrants to purchase up to 33,730,526 shares of Common Stock outstanding as at April 16, 2024, for a total of 96,050,953 shares.

Name of Beneficial Owner[1]	Number of Shares	% of Class[2]
Five Percent Holders
ATW Special Situations I LLC[7]	13,905,971	14.48%
Transocean Inc.[3]	11,659,695	12.14%
Schlumberger Technology Corporation[4]	8,682,920	9.04%
CleanTech Sponsor I LLC[5]	7,307,333	7.61%
Material Impact Fund II, L.P.[6]	7,147,078	7.44%
Directors and Executive Officers
John W. Gibson, Jr.	615,305	*
Nicholas Bigney	—	*
Victoria Hay	—	*
John D. Yamokoski	746,543	*
Nicolaus Radford	3,024,921	3.15%
Donnelly Bohan	499,927	*
Rangan Padmanabhan	159,797	*
Lisa J. Porter	87,899	*
Jim Bellingham	76,971	*
Joseph W. Dyer	76,971	*
William “Bill” H. Flores	141,866	*
Adam Sharkawy[6]	7,147,078	7.44%
Eli Spiro[5]	7,307,333	7.61%
All Directors and Executive Officers[8]	19,884,611	20.70%
*    Less than 1%
1    The business address of each of the individuals is c/o Nauticus Robotics, Inc., 17146 Feathercraft Lane, Suite 450, Webster, TX 77598
2    Percentages calculated by including assumption of conversion as specified in the footnotes below.
3    Consists of (i) 8,329,492 shares issued as merger consideration, (ii) 2,080,203 Earnout Shares, (iii) 750,000 shares purchased during the PIPE Investment and (iv) 500,000 shares issuable upon the conversion of debt issued pursuant to the September Term Loan, assuming conversion. The business address of Transocean Inc. is 1414 Enclave Parkway, Houston, Texas 77077.
4    Excludes 1,981,164 additional shares of Common Stock that Schlumberger Technology Corporation (“STC”) has the right to receive if, on or before December 16, 2026, the Common Stock meets or exceeds certain target prices as set forth in the Merger Agreement. The business address of Schlumberger Technology Corporation is 5599 San Felipe Street, Houston, Texas 77056.
5    Consists of shares of Common Stock owned by CleanTech Sponsor I LLC, for which Eli Spiro is the managing member. Assuming the conversion and exercise of 7,175,000 Private Warrants (of which 4,783,333 Private Warrants sold to the CleanTech Sponsor I LLC). The business address of CleanTech Sponsor I LLC is 207 West 25th Street, 9th Floor, New York, NY 10001.
6    Consists of (i) 1,999,835 shares issued as merger consideration, (ii) 499,437 Earnout Shares, (iii) 250,000 shares purchased during the PIPE Investment, (iv) 3,822,979 shares underlying the SPA Warrants to the Securities Purchase Agreement dated as of December 16, 2021, as amended, and (vi) 166,667 shares issuable upon the conversion of debt issued pursuant to the September Term Loan, assuming conversion of the entirety of each of these tranches. Our director, Adam Sharkawy is a founder and managing partner at Material Impact Fund II, L.P. The business address of Material Impact Fund II, L.P. is 131 Dartmouth Street, Boston, Massachusetts 02116.
7    Consists of (i) 12,731,280 shares issuable upon exercise of the SPA Warrants, and (ii) 1,174,691 shares issuable upon the conversion of debt issued pursuant to the September Term Loan, assuming conversion of the entirety of each of these tranches.
8    Total share number and percentage assumes conversion of the 7,175,000 Private Warrants, the SPA Warrants, and debt pursuant to the September 2023 Term Loan.

ITEM 2:    RATIFICATION OF INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee has engaged Whitley Penn LLP (“Whitley Penn”) as the Company’s independent registered public accounting firm and has approved retaining Whitley Penn as the Company’s independent registered public accounting firm for the year ending December 31, 2024. The Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and those of our shareholders. The Audit Committee annually reviews the performance of our independent registered public accounting firm and the fees charged for their services. Based upon the Audit Committee’s analysis of this information, the Audit Committee will determine which registered independent public accounting firm to engage to perform our annual audit each year.

Whitley Penn billed the Company and its subsidiaries fees as set forth in the table below for (i) the audit of the Company’s 2023 and 2022 annual financial statements, (ii) the reviews for the first, second and third quarter 2023 and 2022 quarterly financial statements and review of other documents filed with the SEC, and (iii) other work performed by Whitley Penn. The Audit Committee reviews and pre-approves both audit and all permissible non-audit services provided by our independent registered public accounting firm, and, accordingly, all services and fees in the 2022 and 2023 fiscal years were pre-approved by the Audit Committee.

	Fiscal year ended December 31, 2023	Fiscal year ended December 31, 2022
Audit Fees	$736,043	$648,910
Audit-Related Fees	$—	$178,948
Tax Fees	$—	$—
All Other Fees	$432,623	$—
Total	$1,168,666	$827,858

Fees included in “audit fees” in the table above are fees associated with the annual audit, including reviews of the Company’s 10-Q filings. Representatives of Whitley Penn are expected to be at the Meeting with the opportunity to make a statement if they desire, and to take questions from shareholders.

Audit Committee Report

Whitley Penn provided the Audit Committee with a written statement describing all the relationships between the auditors and the Company that might bear on the auditors’ independence. The Audit Committee also discussed with the auditors any relationships that may impact the independence of the auditors. The Audit Committee reviewed and discussed with the independent auditors all communications required to be discussed by Standards of the PCAOB, including those described in Auditing Standard No. 1301.

The Audit Committee reviewed the Company’s audited financial statements as of and for the year ended December 31, 2023, and discussed them with management and the independent auditors. Based on such review and discussions described in this report, the Audit Committee recommended to the Board, and the Board subsequently approved the recommendation, that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the SEC.

William H. Flores (Chair)

Joseph W. Dyer

Eli Spiro

April 29, 2024

This report of the Audit Committee shall not be deemed “soliciting material,” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act. Further, this report will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act except to the extent that we specifically incorporate this report by reference.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ITEM 2 TO RATIFY THE SELECTION OF WHITLEY PENN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024.

ITEM 3:    APPROVAL OF AN AMENDMENT TO THE NAUTICUS ROBOTICS, INC. 2022 OMNIBUS INCENTIVE PLAN

On April 25, 2024, our Board adopted an amendment to the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan (the “Plan”), subject to shareholder approval.

Stockholder Vote

We are asking you to approve an amendment to the Plan to increase the number of shares of our common stock available for the granting of awards under the Plan from its current limit of 12,026,147 to 25,000,000, or an increase of 12,973,853 shares. Based on our projected usage, the Compensation Committee estimates that the shares available under the Plan after this amendment will be sufficient to provide grants until 2025. However, we cannot predict these factors with certainty, and the share reserve under the Plan could last for a shorter or longer time. Only the number of available shares is amended by this amendment. The other terms and conditions of the Plan remain unchanged. A copy of the proposed amended Plan is attached to this Proxy Statement as Annex A.

Purpose of the Plan

The purpose of the Plan is to assist us in (i) attracting and retaining the best available personnel for positions of substantial responsibility, (ii) motivating personnel by providing additional incentives to employees, non-employee directors, and individual consultants, including providing financial incentives for individual performance, and (iii) promoting the success of the Company’s business interests.

Equity Compensation Plan Information

The following table summarizes equity compensation plan information regarding equity securities authorized for issuance under the Plan as of April 29, 2024:

Plan Category	Full Value Awards	Numbers of Shares Available
Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan	12,815,462	1,014,414

Usage of Shares for Awards

During 2022, 2023 and 2024, the grants of shares under the Plans are shown in the table below.

Grant Year	Options	Time-Based Restricted Stock	Performance Based Awards	Total Full-Value Awards
2022	—	3,746,952	1,214,580	4,961,532
2023	—	1,185,666	—	1,185,666
2024	—	8,479,996	—	8,479,996

During the period from 2022 to 2024, awards representing 1,453,231 shares were forfeited.

The recipients of the grants under the Plans were as follows:

	2022		2023		2024
Participant	Shares	%	Shares	%	Shares	%
Named Executive Officers	1,094,561	22.1%	468,436	39.5%	1,019,681	12.0%
Other Executive Officers	552,082	11.1%	183,142	15.4%	4,058,951	47.9%
Non-employee Directors	235,240	4.7%	345,190	29.1%	—	—%
Other Employees	3,079,649	62.1%	188,898	15.9%	3,401,364	40.1%
Service Providers	—	—%	—	—%	—	—%
Total	4,961,532	100.0%	1,185,666	100.0%	8,479,996	100.0%

Future Issuances Under the Plan

Under the Plan, shares are reserved in a number sufficient to satisfy the maximum shares that may be issued under an award. Shares awarded under the Plan that terminate by expiration, forfeiture, cancellation, or otherwise shall again be available for awards under the Plan, but shares that are used to cover tax withholding or option exercise prices cannot be reused under the Plan.

As of April 29, 2024, approximately 50 persons were eligible to receive awards under the Plan, including all of our executive officers and non-employee directors.

Future grants under the Plan will be made at the discretion of our Board or the Compensation Committee, and, accordingly, future benefits under the Plan are not currently determinable. The 2023 Summary Compensation Table appearing elsewhere in this Proxy Statement shows the equity awards that were made under the Plan in 2022 and 2023 to our named executive officers.

On April 25, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.1995. Because the Company’s share price is low based on a historical basis, more shares are needed to provide the value needed to recruit and retain key employees and management. The ability to use shares to compensate our employees and executives allows us to preserve cash while still retaining talent necessary for our business.

Description of the Plan

The following summary of the material features of the Plan is qualified in its entirety by reference to the full text of the Plan, which is incorporated herein by reference to Annex A to this Proxy Statement.

Administration

The Plan is administered by the Board of Directors and the Compensation Committee of the Board (the “Administrator”). The Administrator has the power and authority to:

•determine eligible recipients, whether options, stock appreciation rights, restricted shares, restricted stock units, other share-based awards, other cash-based awards or a combination of the foregoing are granted to participants;
•determine the terms and conditions of each award granted, consistent with the Plan;
•determine the terms and conditions of award agreement evidencing the awards;
•determine fair market value of awards
•determine duration and purpose of leaves of absence before termination of employment for purposes of awards;
•adopt, alter and repeal administrative rules, guidelines and practices governing the Plan;
•reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan or award agreement related to the Plan;
•construe and interpret the terms and provisions of the Plan and any award issued under the Plan.

Shares Reserved For Issuance

The Administrator was authorized to deliver an aggregate of 8,096,209 shares under the Plan as of the original date of the Plan. The total number of shares reserved and that may be issued automatically increases on the first trading day of each calendar year by 3% of the total number of outstanding common stock on the last day of the prior calendar year. The number of reserved shares has thus increased to 12,973,853 as of April 29, 2024. The maximum number of shares during any fiscal year to any non-employee director, taken together with any cash fees paid to such director, shall not exceed $500,000 of value. Shares subject to an award that are forfeited, canceled, settled or otherwise terminated without distribution are deemed to be available for awards.

Equitable Adjustments

In the case of any change of capitalization (as defined in the Plan), including a Change of Control, an equitable substitution or proportionate adjustment shall be made as may be determined by the Administrator in the aggregate number of shares reserved under the Plan, the kind, number and exercise price of options and stock appreciation rights, and the kind, number and purchase price of shares of common stock subject to outstanding restricted shares or other share based awards.

Eligibility

Participants in the Plan shall be selected by the Administrator from employees, non-employee directors and consultants of the Company.

Options

The Administrator may grant options to participants. Solely with respect to participants who are employees, the Administrator may grant incentive stock options, nonqualified stock options or both. With all other participants, the Administrator may grant only nonqualified stock options. If the Administrator grants incentive stock options, then to the extent the fair market value of shares with respect to such stock options are exercisable for the first time by any individual during any calendar year exceeds $100,000, such options will be treated as nonqualified stock options to the extent required by the Internal Revenue Code Section 422. The maximum number of shares that may be issued pursuant to options intended to be incentive stock options is 8,096,209. The exercise price of shares purchasable under an option shall be determined by the Administrator but in no event be less than 100% of the fair market value of a share on the date of grant. No incentive stock option granted to a 10% stockholder of the Company shall have an exercise price less than 110% of the fair market value of a share on the date of grant. The maximum term of each option shall be fixed by the Administrator but in no event shall an option be exercisable more than 10 years after the date of grant, or 5 years after the date of grant if to a 10% stockholder of the Company. Each option shall be exercisable at such times and subject to such conditions as the Administrator may determine. The Administrator may accelerate exercisability. Participants have no rights to dividends or any other rights of a stockholder under an option until the participant has given written notice of exercise and has paid in full for such shares.

Stock Appreciation Rights

Stock appreciation rights may be granted alone or in conjunction with all or any part of any option granted under the Plan. Any related right that relates to a nonqualified stock option may be granted at the same time as the option or any time before the exercise or expiration of the option. Any related right that relates to an incentive stock option must be granted at the same time an incentive stock option is granted. The Administrator shall determine the eligible recipients, the number of shares of stock, the price per share and all other conditions of stock appreciation rights. Stock appreciation rights that are free standing rights shall be exercisable at such times and subject to such terms and conditions as shall be determined by the Administrator. Stock appreciation rights that are related to options shall be exercisable only at such time and to the extent that the options to which they relate shall be exercisable.

Restricted Shares

Restricted shares may be issued alone or in addition to other awards under the Plan. The Administrator shall determine the eligible recipients to whom, and the time or times at which, grants of restricted shares shall be made, the number of shares to be awarded, the price (if any) to be paid, the restricted period, the performance goals (if any) and all other conditions of restricted shares. Participants generally shall have the rights of a stockholder of the Company with respect to restricted shares during the restriction period.

Restricted Stock Units

Restricted stock units may be issued alone or in addition to other awards granted under the Plan. The Administrator shall determine the eligible recipients to whom, and the time or times at which, grants of restricted stock units shall be made, the number of shares to be awarded, the price (if any) to be paid, the restricted period (if any), the performance goals (if any) and all other conditions of restricted stock units. Participants holding restricted stock units have no voting rights but may, at the Administrator’s discretion, carry a right to dividend equivalents.

Other Share-Based or Cash-Based Awards

The Administrator is authorized to grant awards in the form of other share-based award or other cash-based awards, as deemed to be consistent with the Plan by the Administrator. The Administrator shall determine the terms and conditions of any such awards.

Change in Control

The Administrator may provide in an award agreement that an award will vest on an accelerated basis upon a participant’s termination of employment in connection with a change of control or upon the occurrence of any other event that the administrator may set forth in the award agreement. If the Company is a party to an agreement that is reasonably likely to result in a change in control, such agreement may provide for: (i) the continuation of any award by the Company, if the Company is the surviving corporation; (ii) the assumption of any award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any award, or (iv) settlement of any award for the change in control price (less, to the extent applicable, the per share exercise or grant price). To the extent that restricted shares, restricted stock units or other awards settle in shares of common stock in accordance with their terms upon a change in control, such shares of common stock shall be entitled to receive as a result of the change in control transaction the same consideration as the shares of common stock held by stockholders of the Company as a result of the change in control transaction.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ITEM NO. 3 TO APPROVE THE AMENDMENT TO THE NAUTICUS ROBOTICS, INC. 2022 OMNIBUS INCENTIVE PLAN.

COMPENSATION OVERVIEW AND STRATEGY

Our executive compensation program has been designed to ensure that we are able to attract and retain talented and experienced executive officers, motivate and reward both individual and team efforts, enhance accountability of the executive officers to the Board, and align incentives of our executive officers with our shareholders’ interests.

Our Compensation Committee is responsible for establishing, implementing and monitoring our compensation program. Each year the Compensation Committee evaluates the design of executive compensation within the context of Company performance, strategic priorities and market expectations. Through this process, they determine the appropriate mix of cash and non-cash compensation and short- and long-term incentive compensation for our executive officers in order to reward near-term performance and to encourage commitment to our long-range goals.

Our 2023 executive compensation program consisted of base salary, short-term incentives and long-term incentives, as described below. Named executive officers are eligible to participate in our employee benefit plans, including medical, dental, and vision care programs, Company-paid accidental death, dismemberment, and life insurance, and our 401(k) plan, on the same basis as other employees. We have historically matched 401(k) contributions at certain percentage levels.

Peer Group Comparison

Our Compensation Committee considered data from a group of similar publicly-traded companies (the “Peer Group”) to evaluate our executive compensation in 2023.

The Compensation Committee also considered data from published survey sources and information from our directors, management, and our compensation consultant Meridian Compensation Partners to evaluate our executive compensation.

The companies in our Peer Group for 2023 were as follows:

AeroVironment, Inc.	Kratos Defense and Security Solutions, Inc.
Berkshire Grey, Inc.	LiveVox Holdings, Inc.
C3.ai, Inc.	Model N, Inc.
Cerence, Inc.	Oceaneering International, Inc.
CIRCOR International, Inc.	Orthofix Medical Inc.
DMC Global, Inc.	Rimini Street, Inc.
Dril-Quip, Inc.	Sarcos Technology and Robotics
FuelCell Energy, Inc.	TETRA Technologies, Inc.
Helix Energy Solutions Group, Inc.	Upland Software, Inc.
iRobot Corporation	Yext, Inc.

EXECUTIVE OFFICERS AND COMPENSATION

The following disclosure describes the material components of the compensation for the Company’s three most highly compensated executive officers, who are referred to in this section as “Named Executive Officers,” for the fiscal year ended December 31, 2023. The Company is an “emerging growth company” and a “smaller reporting company” under the federal securities laws. As such, the Company meets the compensation disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosures required of a “smaller reporting company.”

NAMED EXECUTIVE OFFICERS

Our named executive officers for 2023 were as follows:

•Nicolaus Radford, Chief Executive Officer
•Rangan Padmanabhan, Chief Financial Officer
•Donnelly A. Bohan, Chief Operating Officer
•Nicholas J. Bigney, General Counsel

Mr. Radford and Ms. Bohan departed the company on January 4, 2024, and Mr. Padmanabhan departed the Company on November 30, 2023. Mr. Bigney joined the Company on October 16, 2023. For more information, please see the Current Reports on Form 8-K filed with the SEC on December 1, 2023 and January 5, 2024.

Executive Officers

Our current executive officers are:

•John W. Gibson, Jr., Chief Executive Officer
•Victoria Hay, Interim Chief Financial Officer
•Nicholas J. Bigney, General Counsel
•JD Yamokoski, Chief Technology Officer

The following are the biographies of each of our current executive officers as of April 29, 2024:

John W. Gibson, Jr. Mr. Gibson, age 65, is our CEO and President. Mr. Gibson joined the Board of the Company in September 2022, was named President in September 2023, and became CEO in January 2024. He previously served as Chairman of the Board of Directors, Chief Executive Officer and President of Flotek Industries (NYSE: FTK) from January 2020 to January 2023. Mr. Gibson is a recognized leader with more than 35 years of global experience in the energy technology, oil and gas services and exploration and production sectors of the energy industry. Prior to Flotek, from May 2017 to December 2019, Mr. Gibson was the Chairman of Energy Technology at Tudor, Pickering, Holt & Company, an energy-focused investment bank headquartered in Houston. In this role, he led a team focused on opportunities in emerging oil and gas technologies. From July 2010 to May 2015, Mr. Gibson served as President and Chief Executive Officer of Tervita Corporation, a major Canadian-based environmental and oilfield services company, where he successfully executed a $2.6 billion debt restructuring, coincident with an aggressive growth and diversification strategy. Prior to Tervita, Mr. Gibson’s other roles included serving as President and Chief Executive Officer of Paradigm Geophysical and Landmark Graphics Corporation, as well as President of Halliburton Company’s Energy Services Group. Mr. Gibson also served as the former head of subsurface research at Chevron Corporation and as a director of Bluware Inc. Mr. Gibson holds a Bachelor of Science in Geology from Auburn University and Master of Science in Geology from the University of Houston.

Victoria Hay. Mrs. Hay is our Interim Chief Financial Officer. Mrs. Hay, 41, has been the co-owner and President of Flexible Consulting, LLC, a financial and accounting consulting firm, since May 2021. In her capacity as President of Flexible Consulting, LLC, Mrs. Hay has acted as a financial and accounting advisor for numerous companies, including acting as contracted Chief Financial Officer of Enovate, an AI company focused on the oil and gas sector. Prior to her time at Flexible Consulting, LLC Mrs. Hay was at Weatherford International plc (NASDAQ: WFRD) from 2008 to May 2021 in accounting and finance roles of increasing seniority, most recently as the Senior Director – Global Accounting and Reporting Services. Mrs. Hay began her career as a finance analyst with Morgan Stanley. Mrs. Hay is a CIMA chartered accountant and has a BSC(Hon) in Biotechnology with a Management emphasis from Edinburgh University.

Nicholas J. Bigney. Mr. Bigney is our General Counsel and acts as our Corporate Secretary. Mr. Bigney, 46, was previously the Senior Vice President, General Counsel and Chief Compliance Officer of Flotek Industries (NYSE: FTK). Prior to his time at Flotek, Mr. Bigney was the Vice President, General Counsel & Corporate Secretary of Advario North America from April 2018 to January 2020, and Assistant General Counsel at Nabors Industries (NYSE: NBR) from August 2010 to April 2018. Mr. Bigney began his legal career in the Energy and Infrastructure practices at Milbank LLP and Skadden LLP. Mr. Bigney has a Juris Doctorate from Columbia Law School and a B.A. in Japanese from Brigham Young University.

JD Yamokoski. Dr. Yamokoski has been our Chief Technology Officer since 2022. Before that, Dr. Yamokoski served in several other positions at the Company from 2015 to 2022, including as Vice President of Defense Technology and Sponsored Research, as Principal Robotics Engineer, and Director of Software. Before joining Nauticus, Dr. Yamokoski was a robotics researcher at NASA’s Software, Robotics and Simulations Systems Division at the Johnson Space Center from 2010 to 2015. While at NASA, he led engineering and research teams for control system development of NASA’s Robonaut 2 project and the software and architecture development of NASA’s Valkyrie program. Dr. Yamokoski has an M.S. and PhD. in Mechanical Engineering from the University of Florida and a B.S. in Mechanical Engineering from Purdue University.

2023 EXECUTIVE OFFICER COMPENSATION

Base Salary

The Company reviews base salaries annually for the named executive officers. The Company includes several factors when reviewing base salaries, including base salaries paid for comparable positions in the Peer Group, published survey data, the relationship among base salaries paid within the Company, and individual experience and performance.

For 2023, Mr. Radford’s base salary was $375,000 per year, Mr. Padmanabhan’s base salary was $325,000 per year, Ms. Bohan’s base salary was $350,000 per year, and Mr. Bigney’s base salary was $250,000 per year. Mr. Bigney’s salary was increased to $300,000 per year effective as of January 1, 2024.

2023 Short Term and Long Term Incentive Programs

Due to the transitional nature of the Company and the executive team at the Company during 2023, the Company did not establish goals and parameters for short term and long term incentives during 2023, and no payouts were made as a result. The Company expects to re-establish appropriate programs and incentives for the new executive team during the second quarter of 2024.

EMPLOYMENT AGREEMENTS

A brief summary of the employment agreements of our 2023 named executive officers is as follows:

Mr. Radford. Mr. Radford was a party to an employment agreement with the Company, dated December 16, 2021, which became effective upon the closing of the Business Combination, for his service as the Company’s Chief Executive Officer. The agreement provides for (i) an annual base salary of no less than $375,000, (ii) a target annual bonus opportunity equal to 75% of Mr. Radford’s annual base salary and (iii) the opportunity to receive an annual incentive equity award. In the event Mr. Radford’s employment was terminated by the Company without cause or by Mr. Radford for good reason, he was eligible to receive 12 months of continued salary payments and COBRA premiums. In the event that Mr. Radford’s employment was terminated by the Company without cause or by Mr. Radford for good reason within three months prior to a change in control or within 12 months following a change in control, he was eligible to receive (i) 18 months of continued salary payments and COBRA premiums, (ii) a lump-sum payment equal to the higher of Mr. Radford’s annual bonus target in the year of the change in control or the year of his termination of employment, and (iii) acceleration of outstanding equity, with any performance criteria assumed to have been achieved at target, unless the award agreement provides otherwise. Severance benefits as summarized above were contingent upon Mr. Radford’s execution and non-revocation of a separation agreement and general release of claims in favor of the Company. Mr. Radford departed the Company on January 4, 2024.

Mr. Padmanabhan. Mr. Padmanabhan was party to an offer letter, dated May 16, 2022, for his services as Chief Financial Officer. The offer letter provided for (i) an annual base salary of $300,000, (ii) a target annual cash bonus opportunity of no less than 50% of Mr. Padmanabhan’s annual base salary, (iii) a sign-on incentive equity award with a grant date fair value no less than $500,000, and (iv) annual equity incentive grants. To the extent any annual bonus was earned by Mr. Padmanabhan for the applicable performance year, a minimum of 30% of such annual bonus was to be paid in cash and the remainder was be paid in unvested stock awards. If (i) Mr. Padmanabhan was terminated by the Company for any reason other than for cause or other than his breach of the terms and conditions of the offer letter, or (ii) Mr. Padmanabhan terminated his employment for good reason, then to the extent Mr. Padmanabhan executed and did not revoke a general release of claims in favor of the Company, Mr. Padmanabhan was entitled to 12 months of continued base salary. Mr. Padmanabhan departed the Company on November 30, 2023.

Ms. Bohan. Ms. Bohan was party to an offer letter, dated March 11, 2022, and which became effective March 28, 2022, for her services as Chief Operating Officer. The offer letter provided for (i) an annual base salary of no less than $350,000, (ii) a target annual bonus opportunity equal to 75% of Ms. Bohan’s annual base salary, and (iii) an initial equity or equity-based award with a grant date fair value of $500,000. To the extent any annual bonus was earned by Ms. Bohan for the applicable performance year, a minimum of 30% of such annual bonus was to be paid in cash and the remainder was to be paid in unvested stock awards that was to vest ratably over 4 years. Pursuant to the offer letter, Ms. Bohan’s target incentive equity awards for 2023 and 2024 were to have a grant date fair value equal to a minimum of (i) $1,000,000 for 2023, and (ii) $2,000,000 for 2024. If Ms. Bohan was terminated by the Company for any reason other than for cause, then to the extent Ms. Bohan executed and did not revoke a general release of claims in favor of the Company, Ms. Bohan was to be entitled to (i) severance of not less than $500,000, payable in equal installments over 12 months, and (ii) accelerated vesting of any unvested shares of stock Ms. Bohan held prior to the effective date of her termination. In addition to the information provided in the offer letter, Ms. Bohan also received a sign-on incentive equity award equal to $750,000. Ms. Bohan departed the Company on January 4, 2024.

Mr. Bigney. Mr. Bigney is party to an offer letter, dated October 16, 2023, for his services as General Counsel. The offer letter provides for (i) an initial annual base salary of $250,000, (ii) a target annual cash bonus opportunity of no less than 50% of Mr. Bigney’s annual base salary, (iii) a sign-on incentive equity award equal to 3x Mr. Bigney’s base salary, vesting over five years and (iv) annual equity incentive grants. If (i) Mr. Bigney is terminated by the Company for any reason other than for cause or other than his breach of the terms and conditions of the offer letter, or (ii) Mr. Bigney terminates his employment for good reason, then to the extent Mr. Bigney executes and does not revoke a general release of claims in favor of the Company, Mr. Bigney will be entitled to 12 months of continued base salary plus COBRA premiums. In addition, if Mr. Bigney is terminated within 12 months of a change of control, Mr. Bigney will receive a pro-rata portion of the current year bonus at target performance and vesting of his equity awards will accelerate. Mr. Bigney’s annual base salary was subsequently increased to $300,000 by the Board effective January 1, 2024.

OTHER POLICIES, GUIDELINES AND PRACTICES RELATED TO EXECUTIVE COMPENSATION

Executive Severance Plan

On March 23, 2023, the Board adopted a severance plan applicable to future executives, and to then-current executives beginning two years after the date of adoption. Under the severance plan, the CEO receives 18 months of salary plus COBRA benefits, and other C-suite executives receive 12 months of salary plus COBRA benefits, in each case upon termination not for cause or for good reason. In addition, in the event of termination after a change of control (as defined in the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan), the executive will receive a pro-rata portion of their current year bonus at target performance and vesting of equity awards is accelerated (with performance-based stock awards paid out at target). At present, the severance plan is only applicable to Mr. Gibson and Mr. Bigney.

Hedging and Pledging of Company Securities

Directors, officers and employees are prohibited by our Insider Trading Policy from hedging transactions related to our securities. This includes prohibitions on short-selling, options (other than those granted as compensation), puts or calls, swaps, collars, forwards, futures and other similar derivative transactions. Directors, officers and employees are also prohibited from pledging our securities or engaging in margin transactions related to our securities.

None of the Company’s current executive officers or directors have pledged or hedged any common stock of the Company.

Claw-back Policy
On November 7, 2023, our Board adopted a claw-back policy based on the rules mandated by the SEC and Nasdaq. A copy of the clawback policy was attached to our Annual Report on Form 10-K filed with the SEC on April 10, 2024 as an exhibit.

Tax Gross-Ups on Severance

There are no tax gross-ups on any payments to executives, including severance payments.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments in accordance with the requirements of Accounting Standards Codification (ASC) Topic 718, “Stock Compensation.” Equity-based compensation is expensed over the requisite service period pursuant to the grant award terms. The Company considers the expense associated with stock-based incentive awards when granting such awards.

Section 409A

To the extent we permit executives to defer compensation, or we commit to deliver compensation at a later date than when earned and vested, we make every attempt to meet the requirements of Section 409A of the Internal Revenue Code (the “Code”). Failure to satisfy the Section 409A requirements could subject the executives receiving deferred compensation to a 20% excise tax.

SUMMARY COMPENSATION TABLE

The following table provides information concerning compensation earned in our fiscal years 2023 and 2022 by our named executive officers:

Name and Principal Position	Year	Salary	Bonus	Stock Awards[5]	Non-Equity Incentive Plan Compensation[6]	All Other Compensation[7]	Total
Nicolaus Radford[1]	2023	$375,000	$84,375	$60,155	$—	$9,900	$529,430
Chief Executive Officer	2022	$286,538	$1,000,000	$1,422,594	$84,375	$16,198	$2,809,705

Rangan Padmanabhan[2]	2023	$306,250	$73,125	$52,134	$—	$334,187	$765,696
Chief Financial Officer	2022	$191,923	$2,500	$2,050,000	$—	$5,758	$2,250,181

Donnelly Bohan[3]	2023	$350,000	$78,750	$56,146	$—	$62,469	$547,365
Chief Operating Officer	2022	$255,769	$50,000	$2,008,980	$78,750	$7,673	$2,401,172

Nicholas J. Bigney[4]	2023	$48,077	$—	$734,868	$—	$1,154	$784,099
General Counsel
1    Mr. Radford departed the Company on January 4, 2024. For more information, please see the Current Report on Form 8-K filed with the SEC on January 5, 2024.
2    Mr. Padmanabhan departed the Company on November 30, 2023. For more information, please see the Current Report on Form 8-K filed with the SEC on December 1, 2023.
3    Ms. Bohan departed the Company on January 4, 2024. For more information, please see the Current Report on Form 8-K filed with the SEC on January 5, 2024.
4    Mr. Bigney joined the Company on October 16, 2023.
5    The amounts in these columns represent the aggregate grant date fair value of (i) for 2022, performance based restricted stock units and restricted stock units (“RSUs”) granted to the applicable named executive officer, including in partial settlement of each of their fiscal year 2022 short-term incentive awards granted pursuant to the Company’s short term incentive plan, (ii) for Mr. Bigney, RSUs granted as a sign-on equity award, and (iii) for all named executive officers other than Mr. Bigney, RSUs granted to each NEO in settlement of short term incentive awards as described above.
6    Represents the portion of each named executive officer’s short-term incentive awarded in cash pursuant to the Company’s short term incentive plan for 2022.
7    The amounts in this column represent (i) 401(k) safe harbor contributions for all named executive officers, (ii) for Mr. Radford in 2022, an automobile and cell phone allowance, (iii) for Ms. Bohan, costs and expenses related to housing paid for by the Company, and (iv) for Mr. Padmanabhan, the severance payable pursuant to his employment agreement due to his departure during 2023, which the Board viewed as “termination without cause.”

OUTSTANDING EQUITY AWARDS

The following table provides information relating to outstanding equity-based awards held by each named executive officer as of December 31, 2023, with market value based on the share price at that date:

		Option Awards				Stock Awards
Name	Award Year	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested
Nicolaus Radford	2021	268,503(1)	268,488	$2.50	12/16/31	—	—
	2023	—	—	—	—	144,021(2)	$97,646
Rangan Padmanabhan	2023	—	—	—	—	124,818(3)	$84,627
	2022	—	—	—	—	72,011(4)	$48,823
Donnelly Bohan	2023	—	—	—	—	134,420(5)	$91,137
	2022	—	—	—	—	72,011(6)	$48,823
Nicholas J.Bigney	2023	—	—	—	—	412,847(7)	$279,910
(1)    25% of these stock options vest on the first anniversary of the applicable grant date and the remaining 75% of these stock options vest in 36 successive equal monthly installments measured from the first anniversary of the grant date, subject to continued service with the Company through each such vesting date. No stock option is exercisable more than 10 years after the grant date.
(2)    Represents performance-based RSUs awarded to Mr. Radford after certification of the applicable performance metric in March 2023, vesting on December 31, 2024, generally subject to continued service.
(3)    Represents performance-based RSUs awarded to Mr. Padmanabhan after certification of the applicable performance metric in March 2023, vesting on December 31, 2024, generally subject to continued service.
(4)    Restricted stock units granted on October 7, 2022, vesting on May 16, 2024, generally subject to continued service.
(5)    Represents performance-based RSUs awarded to Ms. Bohan after certification of the applicable performance metric in March 2023, vesting on December 31, 2024, generally subject to continued service.
(6)    Restricted stock units granted on October 7, 2022, vesting on April 4, 2024, generally subject to continued service.
(7)    Inducement grant to Mr. Bigney granted on November 7, 2023. Vests in five annual installments commencing on November 7, 2024.

OTHER MATTERS

The Board is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Annual Report

An Annual Report to Stockholders of the Company for the fiscal year ended December 31, 2023 is enclosed herewith.

Stockholder Communications

Stockholders and interested parties who wish to communicate with the Board, or with any individual director, may do so by writing and sending the correspondence to Nauticus Robotics, Inc., 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598, Attn: Board of Directors. All such communications received from stockholders are sent directly to Board members.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires certain officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC and further requires us to identify in this Proxy Statement those officers, directors and persons who failed to timely file such a report. Based solely on our review of these forms or written representations from such officers, directors and persons who own more than 10% of our common stock, we believe that all Section 16(a) filing requirements were met with respect to the 2023 fiscal year, with the exception of the Form 3 report for Mr. Flores, which was filed late due to administrative challenges in obtaining his EDGAR filing codes.

Householding of Proxy Materials

The SEC permits a single set of notices, annual reports, and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one notice, annual report, and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any beneficial stockholder residing at an address of which two or more stockholders reside wishes to receive a separate notice, annual report, or proxy statement in the future, or if any beneficial stockholder that elected to continue to receive separate notice, annual reports, or proxy statements wishes to receive a single notice, annual report, or proxy statement in the future, that stockholder should contact his or her broker or send a request to our corporate secretary at our principal executive offices, at 17146 Feathercraft Lane, Suite 450, Webster, Texas 77598. We will deliver, promptly upon written or oral request to our Corporate Secretary, a separate copy of the notice, 2023 Annual Report, and this Proxy Statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

Important Dates for 2025 Annual Meeting

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2025 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 30, 2024, unless the date of our 2025 annual meeting is more than 30 days before or after May 13, 2025, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Section 1.10 and Section 1.11 of Article I of the Second Amended and Restated Bylaws of the Company sets out a detailed procedure for stockholder proposed director candidates and other stockholder proposals.

Annex A
NAUTICUS ROBOTICS, INC.
2022 OMNIBUS INCENTIVE PLAN

Effective September 9, 2022

Section 1. General.

The purposes of the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan (the “Plan”) are to (a) encourage the profitability and growth of the Company through short- term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants. To accomplish such purposes, the Plan provides that the Company may grant (i) Options, (ii) Stock Appreciation Rights, (iii) Restricted Shares, (iv) Restricted Stock Units, (v) Performance-Based Awards (including performance-based Restricted Shares and Restricted Stock Units), (vi) Other Share-Based Awards, (vii) Other Cash-Based Awards or (viii) any combination of the foregoing. The Plan was originally adopted in connection with the consummation of the Company’s going public business combination (the “Going Public Transaction”) contemplated by that certain Agreement and Plan of Merger, entered into on December 16, 2021 by and among the Company (f/k/a CleanTech Acquisition Corp.), a Delaware corporation, CleanTech Merger Sub, Inc., a Texas corporation, Houston Mechatronics, Inc., a Texas corporation and Nicolaus Radford in his capacity as the Stockholder Representative thereunder (the “Merger Agreement”).

Section 2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)“Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee in accordance with Section 3 of the Plan.

(b)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

(c)“Articles of Incorporation” means the articles of incorporation of the Company, as amended and/or restated and in effect from time to time.

(d)“Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable term of the Option pursuant to Section 7(k) or the Stock Appreciation Right pursuant to Section 8(h).

(e)“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, Performance-Based Award, Other Share-Based Award or Other Cash-Based Award granted under the Plan.

(f)“Award Agreement” means a written agreement, contract or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any shares of Common Stock that become deliverable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

(g)“Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(h)“Board” means the Board of Directors of the Company.

(i)“Bylaws” means the bylaws of the Company, as may be amended and/or restated from time to time.

(j)“Cause” shall have the meaning assigned to such term in any Company, Subsidiary or Affiliate unexpired employment, severance, or similar agreement or Award Agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (i) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (ii) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (iii) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or a Subsidiary of the Company (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (iv) the Participant’s breach of any written policy of the Company or a Subsidiary or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (v) the Participant’s breach of any agreement with the Company or a Subsidiary or Affiliate thereof (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (vi) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or a Subsidiary or Affiliate thereof, or (vii) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company, its Subsidiaries or Affiliates. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(k)“Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend (whether in the form of cash, shares of Common Stock or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Common Stock such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(l)“Change in Control” means the occurrence of any of the following:

(1)any Person, other than the Company or a Subsidiary thereof, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(2)the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(3)the consummation of a merger or consolidation of the Company or any Subsidiary thereof with any other corporation, other than a merger or consolidation (A) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(4)the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company also constitutes a “change in control event” under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Class A Common Stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(m)“Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(n)“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

(o)“Committee” means any committee or subcommittee the Board may appoint to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the shares of Common Stock are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Company’s Articles of Incorporation or Bylaws, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written consent of the Committee’s members.

(p)“Common Stock” means common stock, $0.0001 par value per share, of the Company (and any stock or other securities into which such shares of common stock may be converted or into which they may be exchanged).

(q)“Company” means Nauticus Robotics, Inc., a Delaware corporation (or any successor corporation, except as the term “Company” is used in the definition of “Change in Control” above).

(r)“Consultant” means any current or prospective consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer or Non-Employee Director.

(s)“Director” means any individual who is a member of the Board on or after the Effective Date.

(t)“Disability” means, with respect to any Participant who is an Employee, a permanent and total disability as defined in Code Section 22(e)(3).

(u)“Effective Date” shall have the meaning set forth in Section 22 of the Plan.

(v)“Eligible Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; and (ii) with respect to actions undertaken to comply with the rules of the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, an “independent director” under the rules of the New York Stock Exchange, the Nasdaq Stock Market or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation.

(w)“Eligible Recipient” means: (i) an Employee; (ii) a Non-Employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator; provided, that any Awards granted prior to the date an Eligible Recipient first performs services for the Company or an Affiliate thereof will not become vested or exercisable, and no shares of Common Stock shall be issued or other payment made to such Eligible Recipient with respect to such Awards, prior to the date on which such Eligible Recipient first performs services for the Company or an Affiliate thereof. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a Non-Employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(x)“Employee” shall mean any current or prospective employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(y)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(z)“Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(aa)    “Exercise Price” means, with respect to any Award under which the holder may purchase shares of Common Stock, the price per share at which a holder of such Award granted hereunder may purchase shares of Common Stock issuable upon exercise of such Award, as determined by the Administrator in accordance with Code Section 409A, as applicable.

(bb)    “Fair Market Value” as of a particular date shall mean: (i) if the shares of Common Stock are listed on any established stock exchange or a national market system, including, without limitation, the New York Stock Exchange or the Nasdaq Stock Market, the Fair Market Value shall be the closing price of a Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination; (ii) if the shares of Common Stock are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for a Share as reported by the National Association of Securities Dealers, Inc. Automated Quotations System for the last preceding date on which there was a sale of such stock in such market; or (iii) whether or not the shares of Common Stock are then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with the regulations under Code Section 409A.

(cc)    “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(dd)    “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

(ee)    “Non-Employee Director” means a Director who is not an Employee.

(ff)    “Nonqualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(gg)    “Outstanding Common Stock” means the then-outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of Options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock.

(hh)    “Option” means an option to purchase shares of Common Stock granted pursuant to Section 7 of the Plan.

(ii)    “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(jj)    “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, including, but not limited to, unrestricted shares of Common Stock or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(kk)    “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive an Award under the Plan, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(ll)    “Performance-Based Award” means any Award granted under the Plan that is subject to one or more Performance Goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same Performance Goals as the shares of Common Stock or units underlying the Performance-Based Award.

(mm)    “Performance Goals” means performance goals based on performance criteria selected by the Administrator, which may include, but are not limited to, any of the following: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) income; (x) net income; (xi) operating income; (xii) net operating income; (xiii) operating margin; (xiv) earnings; (xv) earnings per share; (xvi) return on equity; (xvii) return on investment; (xviii) return on capital; (xix) return on assets; (xx) return on net assets; (xxi) total shareholder return; (xxii) economic profit; (xxiii) market share; (xxiv) appreciation in the fair market value, book value or other measure of value of the shares of Common Stock; (xxv) expense or cost control; (xxvi) working capital; (xxvii) customer satisfaction; (xxviii) employee retention or employee turnover; (xxix) employee satisfaction or engagement; (xxx) environmental, health or other safety goals; (xxxi) individual performance; (xxxii) strategic objective milestones; (xxxiii) any other criteria specified by the Administrator in its sole discretion; and (xxxiv) any combination of, or a specified increase or decrease in, as applicable, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). At the time such an Award is granted, the Administrator may specify any reasonable definition of the Performance Goals it uses. Such definitions may provide for equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or an Affiliate thereof or the financial statements of the Company or an Affiliate thereof, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be unusual in nature, infrequent in occurrence or unusual in nature and infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. If the Administrator determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Administrator may modify such Performance Goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Administrator may determine that the Performance Goals or performance period are no longer appropriate and may (x) adjust, change or eliminate the Performance Goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (y) make a cash payment to the Participant in an amount determined by the Administrator.

(nn)    “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, however, a Person shall not include (i) the Company or any of its Subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(oo)    “Plan” means this Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan, as amended and/or amended and restated from time to time.

(pp)    “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(qq)    “Restricted Shares” means an Award of shares of Common Stock granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(rr)    “Restricted Stock Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to shares of Common Stock, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in shares of Common Stock (as specified in the Award Agreement). The Restricted Stock Units awarded to the Participant will vest according to the time-based criteria or Performance Goals, and vested Restricted Stock Units will be settled at the time(s), specified in the Award Agreement.

(ss)    “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(tt)    “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(uu)    “Securities Act” means the Securities Act of 1933, as amended from time to time.

(vv)    “Stock Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the shares of Common Stock covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(ww)    “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Stock Option or any determination relating to an Incentive Stock Option, “Subsidiary” means a corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

(xx)        “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right. For the avoidance of doubt, the 3,970,266 shares of Common Stock relating to a portion of outstanding stock options assumed by the Company in connection with the Going Public Transaction shall constitute Substitute Awards under the Plan and shall be treated as Awards granted under the Plan for all purposes, but such assumed stock options shall not reduce the shares of Common Stock authorized for grant under the Plan.

Section 3. Administration.

(a)The Plan shall be administered by the Administrator in accordance with the requirements of Rule 16b-3 under the Exchange Act (“Rule 16b-3”), to the extent applicable.

(b)Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)to select those Eligible Recipients who shall be Participants;

(ii)to determine whether and to what extent Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii)to determine the number of shares of Common Stock to be made subject to each Award;

(iv)to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Awards and the conditions under which restrictions applicable to such Awards shall lapse, (B) the Performance Goals and performance periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) any confidentiality or restrictive covenant provisions applicable to the Award, and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v)to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all Award Agreements evidencing Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi)to determine Fair Market Value;

(vii)to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

(viii)to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix)to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x)to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Administrator may allocate all or any portion of its responsibilities and powers to any one (1) or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one (1) or more officers of the Company, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Directors. Notwithstanding the foregoing in this Section 3(c), it is intended that any action under the Plan intended to qualify for the exemptions provided by Rule 16b-3 will be taken only by the Board or by a committee or subcommittee of two (2) or more Eligible Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as an Eligible Director shall not invalidate any action that is otherwise valid under the Plan.

(d)All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4. Shares Reserved for Issuance Under the Plan and Limitations on Awards.

(a)Subject to this Section 4 and to adjustment in accordance with Section 5 of the Plan, the Administrator is authorized to deliver with respect to Awards granted under the Plan an aggregate of [delete: 8,096,209] [add: 25,000,000] shares of Common Stock; provided, that the total number of shares of Common Stock that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2023, by a number of shares of Common Stock equal to three percent (3%) of the total number of Outstanding Common Stock on the last day of the prior calendar year. Notwithstanding the foregoing, the Administrator may act prior to January 1 of a given year to provide that there will be no such increase in the share reserve for that year or that the increase in the share reserve for such year will be a lesser number of shares of Common Stock than provided herein.

(b)Notwithstanding anything herein to the contrary, the maximum number of shares of Common Stock subject to Awards granted during any fiscal year to any Non- Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year with respect to such Director’s service as a Non-Employee Director, shall not exceed $500,000 (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c)Shares of Common Stock issued under the Plan may, in whole or in part, be authorized but unissued shares of Common Stock or shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any shares of Common Stock subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of shares of Common Stock to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) shares of Common Stock otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes or any applicable Exercise Price, such shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (ii) any Share-settled Stock Appreciation Rights or Options are exercised, the aggregate number of shares of Common Stock subject to such Stock Appreciation Rights or Options shall be deemed issued under the Plan and shall not be available for issuance under the Plan. In addition, shares of Common Stock (x) tendered to exercise outstanding Options or other Awards, (y) withheld to cover applicable taxes on any Awards or (z) repurchased on the open market using Exercise Price proceeds shall not be available for issuance under the Plan. For the avoidance of doubt, (A) shares of Common Stock underlying Awards that are subject to the achievement of performance goals shall be counted against the share reserve based on the target value of such Awards unless and until such time as such Awards become vested and settled in shares of Common Stock, and (B) Awards that, pursuant to their terms, may be settled only in cash shall not count against the share reserve set forth in Section 4(a).

(d)Substitute Awards shall not reduce the shares of Common Stock authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for grant under the Plan; provided, that Awards using such available shares of Common Stock shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

(e)In the event that the Company or an Affiliate thereof consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), persons who become Employees or Directors in account of such transaction may be granted Substitute Awards in substitution for awards granted by their former employer, and any such substitute Options or Stock Appreciation Rights may be granted with an Exercise Price less than the Fair Market Value of a Share on the grant date thereof; provided, however, the grant of such substitute Option or Stock Appreciation Right shall not constitute a “modification” as defined in Code Section 424(h)(3) and the applicable Treasury regulations.

Section 5. Equitable Adjustments.

In the event of any Change in Capitalization, including, without limitation, a Change in Control, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (a) the aggregate number of shares of Common Stock reserved for issuance under the Plan, (b) the kind, number and Exercise Price subject to outstanding Options and Stock Appreciation Rights granted under the Plan; provided, however, that any such substitution or adjustment with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (c) the kind, number and purchase price of shares of Common Stock subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional shares of Common Stock resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder (i) in exchange for payment in cash or other property having an aggregate Fair Market Value of the shares of Common Stock covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any, and (ii) with respect to any Awards for which the Exercise Price or purchase price per share of Common Stock is greater than or equal to the then current Fair Market Value per share of Common Stock, for no consideration. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Stock Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be disqualified as an incentive stock option for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6. Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

Section 7. Options.

(a)General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Stock Options, Nonqualified Stock Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Stock Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b)Limits on Incentive Stock Options. If the Administrator grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Stock Options to the extent required by Code Section 422. Subject to Section 5, the maximum number of shares that may be issued pursuant to Options intended to be Incentive Stock Options is [delete: 8,096,209] [add: 25,000,000] shares of Common Stock and, for the avoidance of doubt, such share limit shall not be subject to the annual adjustment provided in Section 4(b).

(c)Exercise Price. The Exercise Price of shares of Common Stock purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant, and (ii) no Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) shall have an Exercise Price per Share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d)Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Stock Option granted to a ten percent (10%) stockholder of the Company (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision in this Plan (including, without limitation, Section 7(h)), if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Code Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

(e)Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f)Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased, accompanied by payment in full of the aggregate Exercise Price of the shares of Common Stock so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of shares of Common Stock otherwise issuable upon exercise), (ii) in the form of unrestricted shares of Common Stock already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the shares of Common Stock as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law, or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Stock Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g)Rights as Stockholder. A Participant shall have no rights to dividends or any other rights of a stockholder with respect to the shares of Common Stock subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such shares and has satisfied the requirements of Section 16 of the Plan.

(h)Termination of Employment or Service. Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate, the following terms and conditions shall apply:

(i)In the event of the termination of a Participant’s employment or service by the Company without Cause or due to a resignation by the Participant for any reason, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination (with such period being extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period), on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii)In the event of the termination of a Participant’s employment or service as a result of the Participant’s Disability or death, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii)In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

(iv)For purposes of determining which Options are exercisable upon termination of employment or service for purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(v)Notwithstanding anything herein to the contrary, an Incentive Stock Option may not be exercised more than three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability. In the event that an Option is exercisable following the date that is three (3) months following the date as of which a Participant ceases to be an Employee for any reason other than death or Disability, such Option shall be deemed to be a Nonqualified Stock Option.

(i)Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full- time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

(k)Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Option outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 7(f)(i) or (ii), and the Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 7(k) shall not apply to an Option if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Option with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 7(k).

Section 8. Stock Appreciation Rights.

(a)General. Stock Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Any Related Right that relates to a Nonqualified Stock Option may be granted at the same time the Option is granted or at any time thereafter, but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Stock Appreciation Rights shall be made, the number of shares of Common Stock to be awarded, the price per Share, and all other conditions of Stock Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more shares of Common Stock than are subject to the Option to which it relates and any Stock Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of a share of Common Stock on the date of grant. The provisions of Stock Appreciation Rights need not be the same with respect to each Participant. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)Awards; Rights as Stockholder. The prospective recipient of a Stock Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Stock Appreciation Rights shall have no rights as stockholders of the Company with respect to the grant or exercise of such rights.

(c)Exercisability.

(i)Stock Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)Stock Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d)Payment Upon Exercise.

(i)Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of shares of Common Stock in respect of which the Free Standing Right is being exercised.

(ii)A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of shares of Common Stock, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of shares of Common Stock in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Stock Appreciation Right in cash (or in any combination of shares of Common Stock and cash).

(e)Termination of Employment or Service.

(i)Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)Subject to Section 8(f), in the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(f)Term.

(i)The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(g)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Stock Appreciation Rights shall be subject to Section 12 of the Plan.

(h)Automatic Exercise. Unless otherwise provided by the Administrator in an Award Agreement or otherwise, or as otherwise directed by the Participant in writing to the Company, each vested and exercisable Stock Appreciation Right outstanding on the Automatic Exercise Date with an Exercise Price per Share that is less than the Fair Market Value per Share as of such date shall automatically and without further action by the Participant or the Company be exercised on the Automatic Exercise Date. The Company or any Affiliate shall deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 16. Unless otherwise determined by the Administrator, this Section 8(h) shall not apply to a Stock Appreciation Right if the Participant’s employment or service has terminated on or before the Automatic Exercise Date. For the avoidance of doubt, no Stock Appreciation Right with an Exercise Price per Share that is equal to or greater the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 8(h).

Section 9. Restricted Shares.

(a)General. Each Award of Restricted Shares granted under the Plan shall be evidenced by an Award Agreement. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of shares of Common Stock to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. The terms and conditions applicable to the Restricted Shares need not be the same with respect to each Participant.

(b)Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in herein, (i) each Participant who is granted an Award of Restricted Shares may, in the Company’s sole discretion, be issued a stock certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award. The Company may require that the stock certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award. Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c)Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i)The Restricted Shares shall be subject to the restrictions on transferability set forth in the Award Agreement and in the Plan.

(ii)The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(iii)Subject to this Section 9(c)(iii), the Participant shall generally have the rights of a stockholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator in accordance with Section 18 of the Plan. Certificates for unrestricted shares of Common Stock may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iv)The rights of Participants granted Restricted Shares upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

Section 10. Restricted Stock Units.

(a)General. Restricted Stock Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Stock Units shall be made; the number of Restricted Stock Units to be awarded; the Restricted Period, if any, applicable to Restricted Stock Units; the Performance Goals (if any) applicable to Restricted Stock Units; and all other conditions of the Restricted Stock Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Stock Units in accordance with the terms of the grant. The provisions of Restricted Stock Units need not be the same with respect to each Participant.

(b)Award Agreement. The prospective recipient of Restricted Stock Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)Restrictions and Conditions. The Restricted Stock Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii)Participants holding Restricted Stock Units shall have no voting rights. A Restricted Stock Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents, subject to Section 18 of the Plan. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Stock Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Stock Unit is vested.

(iii)The rights of Participants granted Restricted Stock Units upon termination of employment or service as a Non-Employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)Settlement of Restricted Stock Units. Settlement of vested Restricted Stock Units shall be made to Participants in the form of shares of Common Stock, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Stock Units in cash (or partly in cash and partly in shares of Common Stock) equal to the value of the shares of Common Stock that would otherwise be distributed to the Participant.

(e)Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Stock Units shall be subject to Section 12 of the Plan.

Section 11. Other Share-Based or Cash-Based Awards.

(a)The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares of Common Stock or other securities or property delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, shares of Common Stock, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b)The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12. Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving corporation; (ii) the assumption of any Award by the surviving corporation or its parent or subsidiary; (iii) the substitution by the surviving corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Stock Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Stock Units or other Awards settle in shares of Common Stock in accordance with their terms upon a Change in Control, such shares of Common Stock shall be entitled to receive as a result of the Change in Control transaction the same consideration as the shares of Common Stock held by stockholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to stockholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13. Amendment and Termination.

(a)The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would adversely alter or impair the rights of a Participant under any Award theretofore granted without such Participant’s prior written consent.

(b)Notwithstanding the foregoing, (i) approval of the Company’s stockholders shall be obtained for any amendment that would require such approval in order to satisfy the requirements of Code Section 422, if applicable, any rules of the stock exchange on which the shares of Common Stock are traded or other applicable law, and (ii) without stockholder approval to the extent required by the rules of any applicable national securities exchange or inter-dealer quotation system on which the shares of Common Stock are listed or quoted, except as otherwise permitted under Section 5 of the Plan, (A) no amendment or modification may reduce the Exercise Price of any Option or Stock Appreciation Right, (B) the Administrator may not cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right, another Award or cash and (C) the Administrator may not take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system.

(c)Subject to the terms and conditions of the Plan and Code Section 409A, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d)Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. With respect to any payments not yet made or shares of Common Stock not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

Section 15. Deferrals of Payment.

To the extent permitted by applicable law, the Administrator, in its sole discretion, may determine that the delivery of shares of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award, shall be deferred. The Administrator may also, in its sole discretion, establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of any such consideration, including any applicable election procedures, the timing of such elections, the mechanisms for payments of amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program. Deferrals by Participants (or deferred settlement or payment required by the Administrator) shall be made in accordance with Code Section 409A, if applicable, and any other applicable law.

Section 16. Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever shares of Common Stock are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery of shares of Common Stock or by delivering already owned unrestricted shares of Common Stock, in each case, having a value equal to the amount required to be withheld or other greater amount not exceeding the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to the Participant, if such other greater amount would not, as determined by the Administrator, result in adverse financial accounting treatment (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such shares of Common Stock shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the shares of Common Stock to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 17. Certain Forfeitures.

The Administrator may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to the applicable vesting conditions of an Award. Such events may include, without limitation, breach of any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in an Award Agreement or that are otherwise applicable to the Participant, a termination of the Participant’s employment for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and its Subsidiaries and/or its Affiliates.

Section 18. Dividends; Dividend Equivalents.

Notwithstanding anything in this Plan to the contrary, to the extent that an Award contains a right to receive dividends or dividend equivalents while such Award remains unvested, such dividends or dividend equivalents will be accumulated and paid once and to the extent that the underlying Award vests.

Section 19. Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

Section 20. Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator, and other than by will or by the laws of descent and distribution. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such shares of Common Stock. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative. Under no circumstances will a Participant be permitted to transfer an Option or Stock Appreciation Right to a third-party financial institution without prior stockholder approval.

Section 21. Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 22. Effective Date.

The Plan will be effective as of the date of consummation of the transactions contemplated by the Merger Agreement so long as the Plan has been approved by the Company’s stockholders. The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any shares of Common Stock awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of the Effective Date;provided further, that in no event may an Incentive Stock Option be granted more than ten years after the earlier of (a) the date of the adoption of the Plan by the Board or (b) the Effective Date.

Section 23. Code Section 409A.

The intent of the parties is that payments and benefits under the Plan be either exempt from Code Section 409A or comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered consistent with such intent. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will be exempt from or in compliance with the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any Award being subject to, but not in compliance with, Code Section 409A.

Section 24. Compliance with Laws.

(a)The obligation of the Company to settle Awards in shares of Common Stock or other consideration shall be subject to (i) all applicable laws, rules, and regulations, such approvals as may be required by governmental agencies or the applicable national securities exchange on which the shares of Common Stock may be admitted, and policies maintained by the Company from time to time in order to comply with applicable laws, rules, regulations and corporate governance requirements, including, without limitation, with respect to insider trading restrictions. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Common Stock pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such shares of Common Stock may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the shares of Common Stock to be offered or sold under the Plan. The Administrator shall have the authority to provide that all shares of Common Stock or other securities of the Company issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and the Administrator may cause a legend or legends to be put on certificates representing shares of Common Stock or other securities of the Company issued under the Plan to make appropriate reference to such restrictions or may cause such shares of Common Stock or other securities of the Company issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(b)The Administrator may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of shares of Common Stock from the public markets, the Company’s issuance of shares of Common Stock to the Participant, the Participant’s acquisition of shares of Common Stock from the Company and/or the Participant’s sale of shares of Common Stock to the public markets, illegal, impracticable or inadvisable. If the Administrator determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Code Section 409A, (i) pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the shares of Common Stock subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares of Common Stock would have been vested or issued, as applicable), over (B) the aggregate Exercise Price (in the case of an Option or Stock Appreciation Right) or any amount payable as a condition of issuance of shares of Common Stock (in the case of any other Award), and such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (ii) in the case of Restricted Shares, Restricted Stock Units or Other Share-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, Restricted Stock Units or Other Share- Based Awards, or the underlying shares of Common Stock in respect thereof.

Section 25. Clawback/Recovery.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or a Subsidiary.

Section 26. Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

Section 27. Plan Document Controls.

The Plan and each Award Agreement together constitute the entire agreement with respect to the subject matter hereof and thereof; provided, that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement is available at www.proxyvote.com

NAUTICUS ROBOTICS, INC.
Annual Meeting of Shareholders

This proxy is solicited by the Board of Directors

The shareholders hereby appoint John W. Gibson, Jr. and Nicholas J. Bigney, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of NAUTICUS ROBOTICS, INC. that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, EDT on May 28, 2024, at 1300 McKinney Street, Suite 5100, Houston, TX 77010, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on the reverse side

NAUTICUS ROBOTICS, INC. 17146 FEATHERCRAFT LANE #450 WEBSTER, TX 77598
VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/27/2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/27/2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors recommends you vote FOR the following:
		For All	Withhold All	For All Except
1.	Election of Directors 01 John W. Gibson, Jr. 02 Eli Spiro	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
2.	Ratification of Appointment of Whitley Penn LLP as Independent Auditor	☐	☐	☐

3.	Approval of Amendment to 2022 Omnibus Incentive Plan	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date